Exhibit 21.1

Name of Subsidiary	Jurisdiction of Organization
Calidi Biotherapeutics (Nevada), Inc.	Nevada
StemVac GmbH*	Germany
Calidi Biotherapeutics Australia Pty Ltd**	Australia
Nova Cell, Inc.***	Nevada
Retail Biopharma, Inc.****	Nevada

* StemVac GmbH is a wholly owned subsidiary of Calidi Biotherapeutics (Nevada), Inc., which is a wholly owned subsidiary of Calidi Biotherapeutics, Inc., a Delaware corporation.

** Calidi Biotherapeutics Australia Pty Ltd is a wholly owned subsidiary of Calidi Biotherapeutics (Nevada), Inc., which is a wholly owned subsidiary of Calidi Biotherapeutics, Inc., a Delaware corporation.

*** Nova Cell, Inc. is a subsidiary owned 75% by Calidi Biotherapeutics, Inc., a Delaware corporation.

**** Redtail Biopharma, Inc. is a wholly owned subsidiary of Calidi Biotherapeutics, Inc., a Delaware corporation.